AVIAT NETWORKS, INC.
July 29, 2022
Dear Fellow Shareholders:
The attached proxy statement and the enclosed GOLD proxy card are being furnished to you, the shareholders of Ceragon Networks Ltd., an Israeli corporation ("Ceragon" or the “Company”), in connection with the solicitation of proxies by Aviat Networks, Inc., a Delaware corporation ("Aviat"), and the other Participants (as hereinafter defined) in this solicitation for use at the Ceragon Extraordinary General Meeting of Shareholders or at any postponements or adjournments thereof (the "Shareholder Meeting") for the purpose of presenting and voting on the following proposals made by Aviat:
1.to remove from office each of the following directors currently serving on the Company’s Board of Directors (the “Board”), effectively immediately: Ms. Yael Langer, Mr. Ira Palti, and Mr. David Ripstein (collectively, the “Legacy Ceragon Directors”) and to also remove from office any and all new directors appointed to the Board following conclusion of the Company’s 2021 Annual General Meeting of Shareholders (the “2021 AGM”); and
2.to elect up to five new directors to the Board in order to fill all vacancies on the Board from the following five candidates proposed by Aviat: Ms. Michelle Clayman, Mr. Paul S. Delson, Mr. Jonathan F. Foster, Mr. Dennis Sadlowski and Mr. Craig Weinstock (each an “Independent Nominee” and collectively, the “Independent Nominees).
Pursuant to the attached proxy statement, Aviat and the other Participants are soliciting proxies from holders of shares of Ceragon common stock to vote FOR the removal of the Legacy Ceragon Directors and FOR the election of all of the Independent Nominees.
The Shareholder Meeting will be held on August 23, 2022 at 4:00 PM (Israel time) at Ceragon’s offices,
Nitzba City, Plot 300, Uri Ariav Street, Bldg. A, 7th floor, Rosh Ha’ayin, Israel
Aviat and the Participants recommend that you carefully consider the information contained in the attached proxy statement and then support our efforts by marking, signing, dating and returning the enclosed GOLD proxy card today and in any event no later than 10:00AM (Israel time) on August 22, 2022, or by voting FOR the proposals in person at the Shareholder Meeting. The attached proxy statement and the enclosed GOLD proxy card are first being furnished to shareholders on or about July 29, 2022.
IF YOU HAVE ALREADY VOTED AGAINST THESE PROPOSALS, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE BY MARKING, SIGNING, DATING AND RETURNING A LATER DATED PROXY CARD OR BY VOTING IN PERSON AT THE SHAREHOLDER MEETING.
If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at their address, phone numbers or email address listed below.
Thank you for your support,
Aviat Networks, Inc.

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
+ 1 (212) 297-0720 (Main)
+ 1 (844) 202-7428 (Toll-Free)
Email: info@okapipartners.com

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CERAGON NETWORKS LTD.
Nitzba City, Plot 300, Uri Ariav Street, Bldg. A, 7th floor, Rosh Ha’ayin, Israel
__________________________
PROXY STATEMENT
OF
AVIAT NETWORKS, INC.
_________________________
PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY
Aviat Networks, Inc. (“Aviat”) is the third largest shareholder of Ceragon Networks Ltd. (“Ceragon” or the “Company”). On June 27, 2022, after seeking to engage Ceragon in discussions for almost a year, Aviat publicly proposed to acquire all of the outstanding shares of Ceragon for $2.80 per share in cash (the “Aviat Proposal”), which represented a significant 51% premium to Ceragon’s 60-day volume-weighted average share price of $1.85 as of the day of the offer, and a 27% premium to Ceragon shareholders based on the closing price on June 24, 2022 of $2.21. Aviat was forced to go public with its proposal because the Board of Directors of Ceragon (the “Board”) refused to engage with Aviat. We are writing to you in connection with our proposal to remove three existing, entrenched Ceragon directors and to elect five new independent directors more open to value creating alternatives. At our request, the Board has scheduled an Extraordinary General Meeting of the Shareholders (the "Shareholder Meeting") for the purpose of presenting and voting on the following proposals made by Aviat:
1.to remove from office each of the following directors currently serving on the Company’s Board of Directors (the “Board”), effectively immediately: Ms. Yael Langer, Mr. Ira Palti, and Mr. David Ripstein (collectively, the “Legacy Ceragon Directors”) and to also remove from office any and all new directors appointed to the Board following conclusion of the Company’s 2021 Annual General Meeting of Shareholders (the “2021 AGM”)
2.to elect up to five new directors to the Board in order to fill all vacancies on the Board from the following five candidates proposed by Aviat: Ms. Michelle Clayman, Mr. Paul S. Delson, Mr. Jonathan F. Foster, Mr. Dennis Sadlowski and Mr. Craig Weinstock (each an “Independent Nominee” and collectively, the “Independent Nominees”).
Note that the Company has indicated that only up to three Independent Nominees may be elected in the Shareholder Meeting. This is a restriction unlawfully imposed by the Company on our proposal to elect all five Independent Nominees, and the restriction contradicts the provisions of Ceragon’s Articles of Association and the Israeli Companies Law, 1999. Should Ceragon attempt to deny any Independent Nominee, who receives the affirmative vote of holders of a majority of the shares voting, a seat on the Board, Aviat will seek immediate injunctive relief to correct such wrongdoing. This bad faith restriction imposed by the Board underscores the importance of voting to remove the entrenched Legacy Ceragon Directors to avoid Ceragon denying you the right to elect the Independent Nominees.
We believe that the Legacy Ceragon Directors that we seek to replace are all tied too closely to either Ceragon’s Chairman, Zohar Zisapel, or to Ceragon’s failed strategy. None of the Legacy Ceragon Directors possess the requisite public company board experience, M&A expertise, financial expertise or ability to create value that is necessary to consider the Aviat Proposal or other value enhancing alternatives. In contrast, the Independent Nominees' business experience, as well as their knowledge of operations, investments, corporate finance, mergers and acquisitions and corporate governance, would be extremely beneficial to Ceragon and, therefore, its shareholders. We also believe that each Independent Nominee is a strong shareholder-oriented individual who is well qualified to serve as a member of the Board and will help represent the best interests of the Company's shareholders. Each Independent Nominee is independent not only of Ceragon but also Aviat. Each Independent Nominee has consented to being named in this Proxy Statement and, if elected, to serve as a director. If the Independent Nominees are elected, they intend to review – in a fair and timely manner – strategic, value creating alternatives, which would include, but not be limited to, consideration of the Aviat Proposal.
Pursuant to the attached proxy statement, Aviat is soliciting proxies from holders of shares of Ceragon common stock to vote FOR the each of the above proposals.
With respect to Proposal Two, Ceragon has taken the position that Aviat’s proposal to elect five
Independent Nominees to the Board conflicts with Ceragon’s Articles of Association. In Ceragon’s view, if the shareholders vote to remove the three entrenched Legacy Ceragon Directors, only up to three new directors may be elected to fill such vacancies. Therefore, Ceragon has stated that in the event that more than three of Independent Nominees nominated by Aviat receive the affirmative vote of holders of a majority of the shares voting on each such Independent Nominee, the three Independent Nominees who receive the highest number of affirmative votes in favor of their election will be elected to serve as directors of the Company.
As noted above, Aviat believes that Ceragon’s positions are wrong and further demonstrates the Board’s willingness to ignore the will of the shareholders and entrench themselves in office. Aviat strongly encourages Ceragon shareholders to disregard the Ceragon Board’s manufactured legal position and blatant violation of their fiduciary duties by voting to remove the entrenched Legacy Ceragon Directors and by electing all five of Aviat’s nominees at the Shareholder Meeting. Once elected, we are confident that all five directors will be seated on the Ceragon Board, and that the Board will then have the independence to evaluate the best way to create value for shareholders.
The Shareholder Meeting will be held on August 23, 2022 at 4:00 PM (Israel time) at Ceragon’s offices, Nitzba City, Plot 300, Uri Ariav Street, Bldg. A, 7th floor, Rosh Ha’ayin, Israel
THIS PROXY SOLICITATION IS BEING MADE BY AVIAT AND THE OTHER PARTICIPANTS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
Each of the Independent Nominees and each of the other Participants has no interest in Ceragon other than through the beneficial ownership (if any) of Ceragon’s Ordinary Shares.

IMPORTANT
According to Ceragon’s Proxy Statement and Articles of Association, (i) the removal election of the Nominees requires the affirmative vote of a majority of the Ordinary Shares represented at the Shareholder Meeting, in person or by proxy and voting thereon and (ii) the election of each of the Independent Nominees requires the affirmative vote of a majority of the Ordinary Shares represented at the Shareholder Meeting, in person or by proxy and voting thereon. As a result, your vote is extremely important. We urge you to mark, sign, date and return the enclosed GOLD proxy card to vote FOR the removal of the Legacy Ceragon Directors and FOR the election of each Independent Nominee.
WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY CERAGON. IF YOU
HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A LATERDATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, OR BY VOTING IN PERSON AT THE SHAREHOLDER MEETING. SEE “VOTING PROCEDURES” AND “PROXY PROCEDURES” BELOW.
If you attend the Shareholder Meeting and you beneficially own shares of Common Stock but are not the record owner, your mere attendance at the Shareholder Meeting WILL NOT be sufficient to vote your shares or cancel your prior given proxy card. You must have written authority from the record owner to vote the shares of Common Stock in its name at the meeting. Contact Okapi Partners LLC at the number shown in this Proxy Statement for assistance or if you have any questions.
If you have any questions or require any assistance in executing your proxy, please call:
Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
+ 1 (212) 297-0720 (Main)
+ 1 (844) 202-7428 (Toll-Free)
Email: info@okapipartners.com
This Proxy Statement, as well as other proxy materials distributed by the Participants, are available free of charge by email request at info@okapipartners.com.
Only holders of record of Ordinary Shares at the close of business on July 19, 2022, the record date for determining those shareholders eligible to vote at the Shareholder Meeting, will be entitled to notice of and to vote at the Shareholder Meeting (including any adjournments or postponements thereof). Each Ordinary Share issued and outstanding at such time will be entitled to one vote upon each of the matters to be presented at the Shareholder Meeting.
As of July 19, 2022, the Participants beneficially owned an aggregate of 4,298,757 Ordinary Shares, representing approximately, 5.1% of the outstanding Ordinary Shares. The Participants intend to vote all shares that they beneficially own FOR the removal of the Legacy Ceragon Directors and FOR the election of the Independent Nominees.
VOTE FOR THE REMOVAL OF THE LEGACY CERAGON DIRECTORS AND FOR THE ELECTION OF
ALL OF THE INDEPENDENT NOMINEES BY USING THE ENCLOSED GOLD PROXY CARD TO VOTE TODAY BY MARKING, SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO YOU.

Participants in Solicitation of Proxies
    The participants in the solicitation of proxies (the “Participants”) from shareholders of Ceragon are Aviat Networks, Inc. and each of the Independent Nominees (who are Ms. Michelle Clayman, Mr. Paul S. Delson, Mr. Jonathan F. Foster, Mr. Dennis Sadlowski and Mr. Craig Weinstock).
    Annex A attached hereto sets forth, as to the Participants (including the Independent Nominees), all transactions in securities of Ceragon effected during the past two years, and their beneficial ownership of securities of Ceragon as of the date of this Proxy Statement.
    With respect to each Participant (including the Independent Nominees), except as set forth herein or in any of the Annexes attached hereto, (i) such Participant is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Ceragon, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither such Participant nor any of such Participant’s associates have any arrangement or understanding with any person with respect to (A) any future employment by Ceragon or its affiliates or (B) any future transactions to which Ceragon or any of its affiliates will or may be a party.
Background of the Solicitation
The combination of Aviat and Ceragon has tremendous industrial logic. The two companies have both recognized that such a combination presents exciting opportunities. In recent years, the two companies have held preliminary discussions about such a combination, but those talks did not result in an actionable transaction.
On April 12, 2021, Ceragon announced that Ira Palti would step down as Chief Executive Officer, but remain on the Board as a director and Vice Chairman. Ceragon also announced that Doron Arazi would replace Mr. Palti as Chief Executive Officer.
In May of 2021, Peter A. Smith, Aviat’s President and Chief Executive Officer, attempted to connect with Ceragon to determine whether there was mutual interest in reevaluating a combination of Aviat and Ceragon. Mr. Smith contacted Mr. Palti, who in turn put Mr. Smith in contact with Zohar Zisapel, Ceragon’s Chairman.
In early June of 2021, Mr. Smith and Mr. Zisapel met via videoconference. Mr. Smith requested that Mr. Zisapel provide Mr. Smith with an introduction to Mr. Arazi to discuss whether the time was right to reengage in exploratory talks about a combination of Aviat and Ceragon.
On July 6, 2021, Mr. Smith again contacted Mr. Zisapel to request an introduction to Mr. Arazi. Mr.
Zisapel responded that Mr. Arazi had just begun his new role as Chief Executive Officer and was “very busy” but Mr. Zisapel agreed to make an introduction in a month or two.
By October of 2021, Mr. Zisapel had not yet introduced Mr. Smith to Mr. Arazi, but instead reached out to Aviat to try to interest Aviat in acquiring one of Mr. Zisapel’s other privately-held portfolio companies in a transaction that was proposed in the $150-200 million range. Ultimately, Aviat declined to proceed with such a transaction. However, during these discussions Mr. Smith again requested an introduction to Mr. Arazi. Once Aviat declined to make a proposal to acquire Mr. Zisapel’s other portfolio company, Mr. Zisapel advised Mr. Smith that Mr. Arazi was busy improving the day to day activities of Ceragon and it was therefore too early for Ceragon to discuss a strategic deal with Aviat. Mr. Zisapel promised to contact Mr. Smith at a later date when Ceragon would be more willing to discuss a transaction.

After over a month of no contact, on November 21, 2021, Aviat made a written proposal to Ceragon to acquire Ceragon for $3.25 per share in cash, with an option to receive up to 15% of the consideration in Aviat stock. Aviat requested a response from Ceragon by December 7, 2021.
On December 7, 2021, Ceragon responded by declining to engage, on the grounds that external factors were impacting Ceragon’s short-term market price and that the share price would soon increase as a result of yet-tobe-made-public initiatives. Ceragon also stated that a prerequisite to engagement would be for Aviat to secure committed financing (without making a counter-offer as to price) and commit to pay a substantial break-up fee in the case of a failed or aborted acquisition attempt.
Despite Ceragon’s stated belief that a stock price recovery would happen, Aviat believed that Ceragon’s performance would continue to decline. Given Mr. Zisapel’s reluctance to introduce Mr. Arazi to Mr. Smith and Ceragon’s unwillingness to even engage on a premium proposal without Aviat’s satisfaction of unorthodox prerequisites to engagement, Aviat management and its board of directors became convinced that Ceragon would not engage in any discussions at a reasonable valuation.
Between February 15, 2022 and June 27, 2022, the Participants purchased an aggregate of 4,298,757 Ceragon Ordinary Shares in open market purchases (as more fully described on Annex A hereto). Aviat also began meeting with potential board nominees who would be independent of not only Ceragon but also Aviat, in the event that Ceragon continued to refuse to engage and Aviat were left with no choice but to demand an extraordinary general meeting to remove the most entrenched of the Ceragon directors and elect independent directors.
Aviat’s view about Ceragon’s prospects proved to be accurate as Ceragon’s stock price continued to fairly steadily decline from $2.80 on the trading day prior to Aviat’s November 21 proposal, to $2.13 on April 14, 2022.
On April 17, 2022, Aviat made a second proposal to Ceragon, this time at $2.80 per share reflecting the continuing deterioration in Ceragon’s business and trading price. Aviat had not acquired sufficient Ceragon shares at this time to call for an extraordinary general meeting. Aviat’s management and its board hoped that by offering a greater than 30% premium proposal, Ceragon would at least engage with Aviat and see if the parties could privately negotiate a mutually beneficial transaction.
However, after almost a month, on May 13, 2022, Ceragon again rejected Aviat’s proposal and again insisted that Aviat produce binding financing commitments and commit to a substantial breakup fee (without indication of an amount) before Aviat would even enter into discussions. By this point, Ceragon’s stock price had declined even further to $1.69 per share.
On May 15, 2022, Mr. Smith reached out to both Mr. Arazi and Mr. Zisapel to request a face-to-face meeting to discuss Aviat’s proposal and Ceragon’s response. Specifically, Mr. Smith proposed that the parties discuss the consideration, the financing and break-up fees. Mr. Smith offered to fly to Israel for a meeting on any date of Ceragon’s choosing, from May 27 until June 23, 2022 (with the exception of the first week of June).
On May 17, 2022, Mr. Arazi responded that Ceragon would meet with Mr. Smith on June 22nd or 23rd (the back-end of Aviat’s range). However, Mr. Arazi advised that while Ceragon was willing to meet and hear what Aviat had to say, it was not willing to engage or devote resources on price discovery until Aviat provided committed financing (with no reference to the amount of such financing) and committed to paying a substantial breakup fee if the transaction failed to close. Mr. Arazi further added that he did not see any reason why Ceragon would pay a breakup fee under any circumstance.
On June 2, 2022, Aviat attempted to address Ceragon’s stated concerns. First, Aviat provided Ceragon with executed letters from three reputable financial institutions expressing their high degree of confidence that each institution would be able to arrange sufficient financing to allow Aviat to consummate the acquisition of Ceragon. Aviat also provided Ceragon with an outline as to how Aviat envisioned the transaction. This outline included specificity on a number of topics, including:

•A structure that contemplated a reverse triangular merger of Ceragon and an Aviat Israeli subsidiary, with Ceragon surviving as a wholly owned subsidiary of Aviat.
•An acknowledgment that the transaction would require Ceragon shareholder approval but not Aviat stockholder approval.
•Aviat’s willingness to offer up to 15% of the consideration in Aviat stock to allow Ceragon shareholders who wished to remain invested in the combined entity to benefit from the synergies inherent in the transaction.
•An explanation that Aviat would obtain binding financing commitments prior to executing the definitive agreements, but explaining that such commitments are unorthodox at the early stages because they are limited in duration, require an agreement on the amount to be financed (which requires an agreement on price), and would include a due diligence condition if entered into prior to the provision of due diligence.
•An agreement that the transaction would not be subject to a financing condition.
•An agreement that Aviat would be willing to agree to pay a reverse termination fee consistent with market terms if, despite procuring committed financing, the financing was not available at closing.
•An agreement that Ceragon would be permitted to terminate the transaction for a superior proposal, subject to a customary non-solicitation covenant, matching rights and the payment of a market sized breakup fee.
•An agreement that the consummation of the transaction would be limited to standard closing conditions for a merger of a publicly-held company, including shareholder approval, regulatory approval, veracity of reps and warranties, compliance with covenants and the absence of a material adverse effect.
On June 11, 2022, Mr. Arazi emailed Mr. Smith to advise that the deal framework that Aviat provided was not satisfactory to Ceragon. Specifically, Mr. Arazi advised that the payment of a breakup fee for a financing failure only covered one scenario and that Ceragon expected Aviat to pay a termination fee in other scenarios (without specifying these scenarios) and that Ceragon would need Aviat to propose a breakup fee upfront, with an implication that this fee should be substantially above market. Mr. Arazi again reiterated that Ceragon should not be required to pay a termination fee in any event (even if Ceragon terminated the transaction for an alternative proposal). Mr. Arazi also advised that the highly confident letters from three independent financial advisors was not sufficient for Ceragon to engage in discussions because they were not firm commitments. Mr. Arazi concluded that they remained willing to meet in Israel later in the month.
In late June, Mr. Smith and John Mutch, Aviat’s Chairman of the Board, traveled to Israel. Mr. Smith and Mr. Mutch met, on June 22, 2022, with Mr. Zisapel, Mr. Arazi and Ilan Rosen, a member of the Ceragon board of directors. During the course of this meeting, Ceragon advised that it would not entertain further discussions unless and until Aviat procured and paid for committed financing (without the provision of due diligence and without an agreement on price). Ceragon further advised that the Aviat breakup fee should be equal to the difference between the price that Aviat was offering and the price that Ceragon was currently trading (this was approximately $60 million or roughly 25% of the equity value of Aviat’s proposed price). Additionally, Ceragon advised that if they were to terminate the transaction for an alternative proposal, they would only reimburse Aviat’s expenses. Mr.
Mutch requested specificity on what Ceragon’s value expectations were. Ceragon responded that they could not provide that information without engaging a financial advisor and that they expected such an analysis would take approximately two months. Mr. Smith raised some key due diligence items, but Ceragon declined to devote the resources and declined to make its management available, only offering to look at whatever diligence request list Aviat might send after the meeting.
On June 24, 2022, Aviat management and its advisors met with a transaction committee consisting of members of the Aviat board of directors. Messrs. Smith and Mutch provided an overview of their discussions with Ceragon in Israel. At this point, Aviat had acquired just under 5% of the Ceragon shares, with 5% being the amount necessary to demand an extraordinary general meeting under Ceragon’s Articles of Association. Given Ceragon’s unreasonable demands to even engage in discussions, the transaction committee authorized Aviat to acquire the additional shares to go over 5% and to make public its proposal by the end of the day U.S. time on Monday, June 27, 2022 which was early Tuesday, June 28, 2022 Israel time.

    On June 27, 2022 (U.S. time) / June 28, 2022 (Israel time), Aviat publicly released a letter to Ceragon confirming its proposal to acquire all of the outstanding shares of Ceragon and demanding that Ceragon call an extraordinary general meeting of its shareholders for the purposes of removing the three most entrenched of Ceragon’s current directors and electing the five Independent Nominees to the Ceragon board.
    On June 28, 2022, Ceragon issued a press release acknowledging the receipt of Aviat’s proposal and demand for an extraordinary general meeting of its shareholders. On July 11, 2022, Ceragon finally reached out to Aviat, requesting proof of Aviat’s ownership of more than 5% and requesting that the Independent Nominees complete a 23 page questionnaire.
    On July 18, 2022, Ceragon called for the extraordinary general meeting, to be held at its offices in Israel on August 23, 2022. Ceragon also filed a proxy statement to solicit votes against Aviat’s proposals. In this proxy statement, Ceragon advised that it was taking a strained reading of its Articles of Association that would allow it to defy the will of the shareholders. Specifically, Ceragon took the position that Aviat’s proposal to elect five Independent Nominees to the Board conflicted with Ceragon’s Articles of Association. In Ceragon’s view, if the shareholders vote to remove the three entrenched Legacy Ceragon Directors, only up to three new directors may be elected to fill such vacancies. Ceragon further advised that in the event that more than three of Independent Nominees nominated by Aviat receive the affirmative vote of holders of a majority of the shares voting on each such Independent Nominee, Ceragon would only seat the three Independent Nominees who receive the highest number of affirmative votes in favor of their election to serve as directors of the Company.
On July 20, 2022, Aviat issued a letter to the shareholders that, among other things, challenged Ceragon’s interpretation of its Articles as incorrect and specifically intended to defy the will of its shareholders. Aviat announced that should Ceragon attempt to deny any Independent Nominee, who receives the affirmative vote of holders of a majority of the shares voting, a seat on the Board, Aviat will seek immediate injunctive relief to correct such wrongdoing.
We recommend that you demonstrate your opposition to Ceragon’s entrenchment efforts and send a message to the Board that they should engage in good faith, constructive discussions with Aviat, without unreasonable and off-market demands, concerning the Aviat Proposal by marking, signing, dating and returning the enclosed GOLD proxy card as soon as possible to vote FOR the removal of the Legacy Ceragon Directors and FOR the election of the five Independent Nominees.

PROXY INFORMATION
A form of proxy for use at the Shareholder Meeting and a return envelope for the proxy are enclosed.
With respect to the resolutions requested to be approved, a shareholder may vote in favor of such resolutions or against them or may abstain from voting on the resolutions. Shareholders should specify their votes on the accompanying GOLD proxy card. We are not aware of any other matters to be presented at the Shareholder Meeting. If any other matters are presented at the Shareholder Meeting, the persons named in the attached form of proxy shall vote all shares represented by all executed proxies in their best judgment. If no direction is indicated with respect to one or more of the resolutions on the proxy, the proxy will be voted “FOR” each such resolution.
Shareholders of record at the close of business on July 19, 2022 (the “Record Date”) will retain their voting rights in connection with the Shareholder Meeting even if they sell their Shares after the Record Date. If you hold your Shares in the name of one or more brokerage firms, banks or nominees, only they can vote your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions to them to mark, sign, date and return a GOLD proxy card representing your shares to vote FOR the removal of the Legacy Ceragon Directors and FOR the election of the five Independent Nominees.
On all matters considered at the Shareholder Meeting, abstentions and broker non-votes will be treated as neither a vote “FOR” nor “AGAINST” the matter, but they will be counted in determining if a quorum is present. Broker nonvotes are votes that brokers holding shares of record for their clients are, pursuant to applicable stock exchange or other rules, precluded from casting in respect of certain non-routine proposals because such brokers have not received specific instructions from their clients as to the manner in which such shares should be voted on those proposals and as to which the brokers have advised the Company that, accordingly, they lack voting authority.
Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof by: (i) filing with the Company a written notice of revocation or duly executed proxy bearing a later date (but not less than twenty-four (24) hours prior to the time fixed for the Shareholder Meeting); or (ii) voting in person at the Shareholder Meeting. However, if a shareholder attends the Shareholder Meeting and does not elect to vote in person, his or her proxy will not be revoked. If a proxy is properly executed and received not less than twenty-four (24) hours prior to the time fixed for the Shareholder Meeting, Ordinary Shares represented by such proxy will be voted in the manner described above.
Quorum
Two or more shareholders, present in person or by proxy, entitled to vote and holding together Ordinary Shares conferring in the aggregate twenty-five percent (25%) or more of the voting power of the Company, shall constitute a quorum at the Shareholder Meeting. If within an hour from the time appointed for the Shareholder Meeting a quorum is not present, the Shareholder Meeting will be rescheduled for the following week and accordingly, will stand adjourned until September 8, 2022, at the same time and place. At such adjourned Shareholder Meeting, any two (2) shareholders present in person or by proxy, shall constitute a quorum
The solicitation of proxies pursuant to this Proxy Statement is being made by the Participants. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.
Aviat has retained Okapi Partners LLC to provide solicitation and advisory services in connection with this solicitation. Okapi Partners LLC will be paid a fee not to exceed $150,000 based upon the solicitation campaign services provided, plus additional fees for services to be agreed between Aviat and Okapi Partners LLC. In addition, Aviat will reimburse Okapi Partners LLC for its reasonable out-of-pocket expenses and will indemnify Okapi Partners LLC against certain liabilities and expenses, including certain liabilities under the federal securities laws.

Okapi Partners LLC will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

Okapi Partners LLC does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation.

Other Proposals
We are not aware of any other matters to be considered by Ceragon shareholders at the Shareholder Meeting.

PROPOSAL ONE
PROPOSAL TO REMOVE THREE LEGACY CERAGON DIRECTORS
On June 28, 2022, Aviat, the owner of more than 5% of the outstanding shares of Ceragon, requested that Ceragon convene an extraordinary general meeting of shareholders for the purpose of presenting and voting on proposals made by Aviat to remove from office three legacy Ceragon directors: Ms. Yael Langer, Mr. Ira Palti and Mr. David Ripstein (the “Legacy Ceragon Directors”) and to also remove from office any and all new directors appointed to the Ceragon Board following the conclusion of the 2021 AGM.
In accordance with the Israeli Companies Law, any one or more shareholder holding at least 5% of the Company’s outstanding shares or voting rights has the right to demand the Company to convene an extraordinary general meeting of shareholders. In accordance with said right, we have demanded the Company to convene the Meeting, for the purpose of, among others, presenting and voting on the following Proposals:
“RESOLVED THAT: Ms. Yael Langer be, and she hereby is, removed from the Board, effective immediately;
RESOLVED FURTHER THAT: Mr. Ira Palti be, and he hereby is, removed from the Board, effective immediately;
RESOLVED FURTHER THAT: Mr. David Ripstein be, and he hereby is, removed from the Board, effective immediately; and
RESOLVED FURTHER THAT: any and all new directors appointed to the Board following the conclusion of the Ceragon 2021 Annual General Meeting of Shareholders be, and they hereby are, removed from the Board, effective immediately.”
The three board members we seek to replace –Yael Langer, Ira Palti and David Ripstein – are all tied too closely either to Ceragon’s Chairman Zohar Zisapel or to Ceragon’s failed strategy:
•Ms. Langer has been on Ceragon’s board since 2000, during which time the Company has seen its share price fall over 80%. She serves as General Counsel at RAD Data Communications and “several other companies in the RAD-BYNET group” which are controlled by Mr. Zisapel and his brother, and has no disclosed ownership of Ceragon stock. With her own fortune tied so closely to Mr. Zisapel, we have little confidence that she would put the interests of Ceragon shareholders above the interests of Mr. Zisapel.
•Ira Palti served as Ceragon CEO from 2005 to 2021, during which time he oversaw the destruction of shareholder value. During his tenure as CEO, Mr. Palti delivered shareholder returns of -21% and fostered a culture of underperformance. He was also the architect of Ceragon’s failed chip strategy, and has wedded the Company to seeing his strategy through. As a Board member, he stands in the way of any efforts by current CEO Doron Arazi to change the Company’s course.
•Similarly to Ms. Langer, Mr. Ripstein has disclosed no ownership of Ceragon stock, and is closely connected to Mr. Zisapel as the former CEO of RADCOM Ltd., another of Mr. Zisapel’s companies.
These three individuals are emblematic of the issues plaguing Ceragon: they lack independence, are deeply entrenched, and are part of a series of interlocking directorships and personal relationships to Mr. Zisapel and his various businesses. They have presided over the destruction of considerable shareholder value, and when presented with an opportunity to reverse this trend, by engaging with Aviat towards a mutually beneficial transaction, they have instead delayed, dug in their heels and stood by the only Ceragon shareholder who seems to matter to them, Zohar Zisapel, instead of you.

Ceragon shareholders have a unique opportunity to make their voices heard and to vote for a board who will stand up for the interests of ALL shareholders. Please complete and return Aviat’s GOLD proxy card, voting FOR the proposal to remove the Legacy Ceragon Directors.

PROPOSAL TWO
PROPOSAL TO ELECT UP TO FIVE NEW DIRECTORS TO FILL VACANCIES ON THE BOARD
We have also proposed to elect our five independent nominees for service on our Board to fill the vacancies existing in the Board (which may include up to nine members) and the removal of the Legacy Ceragon Directors. Our five, highly qualified and independent nominees are: Ms. Michelle Clayman, Mr. Paul S. Delson, Mr. Jonathan F. Foster, Mr. Dennis Sadlowski, and Mr. Craig Weinstock.
In accordance with the Israeli Companies Law, any one or more shareholder holding at least 5% of the
Company’s outstanding shares or voting rights has the right to demand the Company to convene an extraordinary general meeting of shareholders. In accordance with said right, we have demanded the Company to convene the Shareholder Meeting, for the purpose of, among others, presenting and voting on the following Proposals:
“RESOLVED that: Ms. Michelle Clayman be, and she hereby is, elected to the Board, effective immediately, for a term ending on the date of the Annual General Meeting that will be held in 2024; and
FURTHER RESOLVED that: Mr. Paul S. Delson be, and he hereby is, elected to the Board, effective immediately, for a term ending on the date of the Annual General Meeting that will be held in 2024; and
FURTHER RESOLVED that: Mr. Jonathan F. Foster be, and he hereby is, elected to the Board, effective immediately, for a term ending on the date of the Annual General Meeting that will be held in 2024; and
FURTHER RESOLVED that: Mr. Dennis Sadlowski be, and he hereby is, elected to the Board, effective immediately, for a term ending on the date of the Annual General Meeting that will be held in 2024; and
FURTHER RESOLVED that: Mr. Craig Weinstock be, and he hereby is, elected to the Board, effective immediately, for a term ending on the date of the Annual General Meeting that will be held in 2024.”
    In contrast to the Legacy Ceragon Directors we seek to remove pursuant to Proposal One, the five Independent Nominees have the expertise and independence needed to turn Ceragon around. All five nominees are seasoned leaders in their respective fields and have extensive experience leading and advising companies across sectors (including technology, financial services, industrials, manufacturing, energy, and hospitality) and situations (including corporate finance, M&A, restructurings, financing transactions, and more). Here is some additional information about each of the Independent Nominees:
•Michelle R. Clayman brings pivotal financial and business experience as a highly respected investment professional, academic and gender equality activist. Ms. Clayman founded one of the first women-owned and led asset management firms, New Amsterdam Partners, which has won awards for its performance. Ms. Clayman has been lauded for her business acumen, including being the first woman to win the Stanford
Graduate School of Business Excellence in Leadership award in 2008 and being recognized by the National Council for Research on Women in 2010. Ms. Clayman received her MBA from Stanford University and graduated with a Bachelor’s degree in Philosophy, Politics and Economics from Oxford University in England.
•Paul Delson currently serves as General Counsel for the Troy Corporation and brings unmatched legal knowledge in commercial challenges and transactions directly applicable to Ceragon’s market position. His experience in global legal affairs at Applied Materials, Inc. and First Solar, Inc. (as well as his tenure as

Chief Compliance Officer at First Solar, Inc.) will be invaluable for Ceragon’s Board whether it determines to pursue a transaction with Aviat or seeks to improve its path to profitability, innovation and growth through a different strategy. Mr. Delson earned both a Juris Doctor degree and a Masters of Business Administration from UCLA, and a Bachelor’s degree in Organizational Behavior & Management from Brown University.
•Jonathan F. Foster brings extensive investment banking, corporate board and transactional experience, having served as founder and a managing director of Current Capital Partners LLC for almost 15 years and, before that, among other positions he spent more than a decade in mergers and acquisitions advisory at Lazard where he was ultimately a Managing Director. He has served on the boards of over 35 public companies and private companies and a member of the audit committee for 15 of them. He is acknowledged as an expert on mergers and acquisitions, finance and governance issues. His experiences would benefit Ceragon in evaluating the proposed transaction. Mr. Foster graduated with a Masters in Accounting and Finance from the London School of Economics and with a Bachelors in Accounting from Emory University; he has completed executive education at Harvard Business School and the University of California, Berkeley School of Law.
•Dennis Sadlowski is an accomplished executive and board member with a history of achieving exceptional financial results for companies. He has led companies through both strong organic growth and strategic acquisitions, including extensive experience delivering top and bottom-line growth by aligning and focusing teams, executing with operational rigor, and leading strategic acquisitions. Mr. Sadlowski has served on the boards of both public and private companies as well as serving in several C-suite roles, including CEO and COO, providing him with invaluable experience for corporate day-to-day operations, strategic approach, innovation and overcoming macroeconomic hurdles. He has wide global experience having worked in countries on all continents. Notably, he served as the CEO of Siemens Energy and Automation, a $4B, 12,000 person operating company of Siemens AG; during his tenure, the company achieved record sales, profitability and free cash flow. Mr. Sadlowski holds a Masters of Business Administration from Seattle University as well as a Bachelors of Science in Chemical and Nuclear Engineering from UC Berkeley.
•Craig Weinstock is a seasoned legal professional who currently serves as Senior Vice President and General Counsel at National Oilwell Varco, and brings a wealth of experience in corporate governance. He’s served as an advisor to the company’s management team and has been pivotal to the company’s successful efforts in value creation at the company, and has been a notable expert in compliance and representing boards of directors, audit committees, individual directors and corporate officers. Mr. Weinstock has a strong track record of excellent compliance and governance practices partnered with profitability and growth. He holds a JD from Vanderbilt University’s School of Law and Bachelors in History from the State University of New York, Albany.
Each of the five Independent Nominees is independent of both Aviat and Ceragon. Each has overseen value creation directly in previous roles or advisory roles and each has the financial expertise necessary to review in good faith the value creation alternatives available to Ceragon, including the Aviat Proposal. In addition, as a collective group they offer both M&A and legal expertise, as well as public company board experience that the Legacy Ceragon Directors simply do not have (outside of their Ceragon board service and positions within Mr. Zisapel’s empire).
Ceragon shareholders have a unique opportunity to make their voices heard and to vote for a board who will stand up for the interests of ALL shareholders. Please complete and return Aviat’s GOLD proxy card, voting FOR our proposals to elect ALL FIVE of the Independent Nominees to ensure the Company has the right board to oversee value creation at Ceragon, including the evaluation of the Aviat Proposal.
With respect to this Proposal Two, Ceragon has taken the position that Aviat’s proposal to elect five

Independent Nominees to the Board conflicts with Ceragon’s Articles of Association. In Ceragon’s view, if the shareholders vote to remove the three entrenched Legacy Ceragon Directors, only up to three new directors may be elected to fill such vacancies. Therefore, Ceragon has stated that in the event that more than three of Independent Nominees nominated by Aviat receive the affirmative vote of holders of a majority of the shares voting on each such Independent Nominee, the three Independent Nominees who receive the highest number of affirmative votes in favor of their election will be elected to serve as directors of the Company.
Aviat believes that Ceragon’s position is wrong and further demonstrates Ceragon’s Board willingness to ignore the will of the shareholders and entrench themselves in office. Aviat strongly encourages Ceragon shareholders to disregard the Ceragon Board’s manufactured legal position and blatant violation of their fiduciary duties by voting to remove the entrenched Legacy Ceragon Directors and by electing all five of Aviat’s nominees at the Shareholder Meeting. Once elected, we are confident that all five directors will be seated on the Ceragon Board, and that the Board will then have the independence to evaluate the best way to create value for shareholders.

Conclusion
    Aviat has presented the Ceragon shareholders with a value-maximizing transaction at a premium to Ceragon’s stock price. Yet when presented with this opportunity, Ceragon’s board chose to not engage with Aviat. Rather than constructively seek to negotiate terms, Ceragon’s fiduciaries sought to delay and insisted on off-market, unorthodox prerequisites that on the face demonstrate their lack of focus on achieving shareholder value.
    Aviat has identified three Ceragon directors who are clearly part of the problem, either due to their participation in destruction of shareholder value during their tenure or their dependency on Zohar Zisapel for their careers and positions on the Ceragon board. For these reasons, Ceragon shareholders should have no confidence in their ability to consider value enhancing alternatives. Therefore, each of these Legacy Ceragon Directors should be removed from office.
Similarly, it is clear that the Ceragon board can use a resetting with new directors who are independent of Mr. Zisapel and Ceragon management. Despite their efforts to suggest otherwise, each of the five Independent
Nominees is independent not only of Mr. Zisapel and Ceragon, but also Aviat. The combined Independent Nominees’ business experience, as well as their knowledge of operations, investments, corporate finance, mergers and acquisitions and corporate governance, would be extremely beneficial to Ceragon and, therefore, its shareholders. We also believe that each Independent Nominee is a strong shareholder-oriented individual who is well qualified to serve as a member of the Board and will help represent the best interests of the Company’s shareholders. If the five Independent Nominees are elected, they intend to review – in a fair and timely manner – strategic, value creating alternatives, which would include, but not be limited to, consideration of the Aviat Proposal.
FOR THESE REASONS WE HUMBLY ASK OUR FELLOW SHAREHOLDERS TO VOTE FOR THE REMOVAL OF THE LEGACY CERAGON DIRECTORS AND FOR THE ELECTION OF THE FIVE INDEPENDENT NOMINEES BY USING THE ENCLOSED GOLD PROXY CARD TO VOTE TODAY BY MARKING, SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO YOU.

Annex A
The following table lists all transactions completed by the Participants in the Ordinary Shares during the last two years. Each of the following transactions were open market transactions.

Aviat Networks, Inc.
Date	Shares bought		Price
2/15/22	44,000	$2.04
2/16/22	44,000	$2.08
2/17/22	44,000	$2.06
2/18/22	44,000	$2.00
2/22/22	44,000	$1.96
2/23/22	44,000	$1.93
2/24/22	44,000	$1.94
2/25/22	44,000	$2.00
2/28/22	44,000	$2.13
3/1/22	44,000	$2.23
3/2/22	44,000	$2.22
3/4/22	20,000	$2.04
3/7/22	44,000	$2.00
3/8/22	44,000	$2.01
3/9/22	44,000	$2.06
3/10/22	44,000	$2.04
3/11/22	44,000	$2.01
3/14/22	44,000	$1.93
3/15/22	44,000	$1.94

3/16/22	44,000	$2.04
3/17/22	24,800	$2.08
3/22/22	44,000	$2.21

3/23/22	44,000	$2.19
3/24/22	44,000	$2.21
3/25/22	44,000	$2.18
3/28/22	44,000	$2.16
3/29/22	44,000	$2.18
3/30/22	14,457	$2.21
3/31/22	44,000	$2.13
4/1/22	44,000	$2.11
4/4/22	44,000	$2.15
4/5/22	44,000	$2.13
4/6/22	44,000	$2.06
4/7/22	44,000	$2.08
4/8/22	44,000	$2.07
4/11/22	44,000	$2.04
4/12/22	44,000	$2.06
4/13/22	44,000	$2.08
4/14/22	44,000	$2.12
4/18/22	44,000	$2.11
4/19/22	44,000	$2.13
4/20/22	44,000	$2.16
4/21/22	44,000	$1.97
4/22/22	50,000	$1.91
4/25/22	44,000	$1.9133
4/26/22	50,000	$1.8340
4/27/22	44,000	$1.8392
4/28/22	44,000	$1.8870

4/29/22	44,000	$1.9237
5/2/22	44,000	$1.8817
5/3/22	44,000	$1.9337
5/4/22	44,000	$1.9703
5/5/22	48,000	$1.9662
5/6/22	48,000	$1.9350
5/9/22	55,000	$1.8146
5/10/22	60,000	$1.7465
5/11/22	60,000	$1.6566
5/12/22	60,000	$1.5712
5/13/22	48,000	$1.6765
5/16/22	55,000	$1.7104
5/17/22	55,000	$1.7779
5/18/22	10,000	$1.6987
5/19/22	55,000	$1.7040
5/20/22	62,500	$1.6807
5/23/22	55,000	$1.7315
5/24/22	70,000	$1.6032
5/25/22	60,000	$1.6141
5/26/22	65,000	$1.7398
5/27/22	55,000	$1.7949
5/31/2022	55,000	$1.7797
6/1/2022	55,000	$1.8900
6/2/2022	55,000	$1.8249
6/3/2022	55,000	$1.8107
6/6/2022	55,000	$1.8143
6/7/2022	55,000	$1.8146
6/8/2022	55,000	$1.9266
6/9/2022	55,000	$1.9009
6/10/2022	70,000	$1.7533
6/13/2022	80,000	$1.5852
6/14/2022	80,000	$1.5897
6/15/2022	70,000	$1.6750
6/16/2022	70,000	$1.7342
6/17/2022	55,000	$1.8735
6/21/2022	55,000	$1.9647
6/22/2022	55,000	$2.0119
6/23/2022	55,000	$2.1276
6/24/2022	55,000	$2.2288
6/27/2022	55,000	$2.1598

		Weinstock Legacy, LLC
	Date	Shares bought		Price
5/20/22		1,000	1.65
5/20/22		1,000	1.655
5/24/22		1,000	1.60
5/25/22		2,000	1.60
6/13/22		5,000	1.70
Craig Weinstock
None.
Michelle Clayman
None.
Paul S. Delson
None.
Jonathan F. Foster
None.
Dennis Sadlowski
None.